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                                                                     EXHIBIT 4.7



                       THIRD AMENDMENT TO CREDIT AGREEMENT


         THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of November 9, 2000 (this "Amendment"), is by and between PERCEPTRON, INC., a Michigan corporation (the "Borrower"), and BANK ONE, MICHIGAN, a Michigan banking corporation (the "Bank").

                                    RECITALS

         A. The Borrower and the Bank have entered into the Credit Agreement, dated May 28, 1999, as amended by the First Amendment to Credit Agreement dated as of August 24,1999 and the Second Amendment to Credit Agreement dated as of June 30, 2000 (the "Credit Agreement"), pursuant to which the Bank provides to the Borrower a revolving credit facility, including letters of credit, in the aggregate principal amount not to exceed $15,000,000.

         B. The Borrower now desires that the Credit Agreement be amended in order to modify certain financial covenants of the Borrower thereunder, and the Bank is willing to so amend the Credit Agreement on the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein and in the Credit Agreement contained, the parties hereto agree as follows:


                    ARTICLE 1. AMENDMENTS TO CREDIT AGREEMENT

            Upon the date that the conditions precedent set forth in Article 2 of this Amendment are satisfied, which date (the "Amendment Date") shall be determined by the Bank in its sole discretion, the Credit Agreement hereby is amended as follows, provided that such amendments pursuant to Section 1.1 below shall be deemed retroactively effective as of September 30, 2000:

         1.1      Section 6.13 is amended and restated in full as follows:

                  6.13 EBITDA. The Borrower will not permit its EBITDA to be less than (i) ($4,300,000) for the period from January 1, 1999 through the end of its fiscal quarter ending on or about March 31, 1999, (ii) ($6,200,000) for the period from January 1, 1999 through the end of its fiscal quarter ending on or about June 30, 1999, (iii) $1,500,000 for the period from July 1, 1999 through the end of its fiscal quarter ending on or about September 30, 1999, (iv) $2,100,000 for the period from July 1, 1999 through the end of its fiscal quarter ending on or about December 31, 1999,
                           (v) $3,000,000 for the period from July 1, 1999 through the end of its fiscal quarter ending on or about March 31, 2000,


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                           (vi) $5,500,000 for the period from July 1, 1999
                           through the end of its fiscal quarter ending on or about June 30, 2000, (vii) ($4,000,000) for the period from July 1, 2000 through the end of its fiscal quarter ending on or about September 30, 2000,
                           (viii) $1,200,000 from the period from July 1, 2000 through the end of its fiscal quarter ending on or about December 31, 2000, (ix) $675,000 for the period from July 1, 2000 through the end of its fiscal quarter ending on or about March 31, 2001, (x) $3,575,000 for the period from July 1, 2000 through the end of its fiscal quarter ending on or about June 30, 2001, (xi) $500,000 for the period from July 1, 2001 through the end of its fiscal quarter ending on or about September 30, 2001, (xii) $1,200,000 for the period from July 1, 2001 through the end of its fiscal quarter ending on or about December 31, 2001,
                           (xiii) $675,000 for the period from July 1, 2001 through the end of its fiscal quarter ending on or about March 31, 2002, and (xiv) $3,575,000 for the period from July 1, 2001 through the end of its fiscal quarter ending on or about June 30, 2002.


                  ARTICLE 2. CONDITIONS PRECEDENT TO AMENDMENTS

            As conditions precedent to the effectiveness of the amendments to the Credit Agreement set forth in Article 1 of this Amendment, the Bank shall receive this Amendment duly executed on behalf of the Borrower, and certified copies of such documents evidencing necessary corporate action of the Borrower with respect to this Amendment and the transactions contemplated hereby, as the Bank may reasonably request and in form and substance satisfactory to the Bank.


                    ARTICLE 3. REPRESENTATIONS AND WARRANTIES

         In order to induce the Bank to enter into this Amendment, the Borrower represents and warrants that:

         3.1 The execution, delivery and performance by the Borrower of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Borrower's charter or by-laws, or of any contract or under- taking to which the Borrower is a party or by which the Borrower or its property is or may be bound or affected.

         3.2 This Amendment is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.



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                      [THIRD AMENDMENT TO CREDIT AGREEMENT]

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         3.3      No consent, approval or authorization of or declaration,
registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or stockholder of the Borrower, is required on the part of the Borrower in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment.

         3.4 After giving effect to the amendment contained in Article 1 of this Amendment, the representations and warranties contained in Article 5 of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

         3.5 No Default or Unmatured Default has occurred and is continuing.


                            ARTICLE 4. MISCELLANEOUS

         4.1 If the Borrower shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Borrower in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute a Default.

         4.2 All references to the Credit Agreement in any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended hereby.

         4.3 Subject to the amendments herein provided, the Credit Agree-ment shall in all respects continue in full force and effect.

         4.4 Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

         4.5 This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

         4.6 This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.


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                      [THIRD AMENDMENT TO CREDIT AGREEMENT]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.


         PERCEPTRON, INC.


         By:  John Garber

              Its:  Vice President


         BANK ONE, MICHIGAN
         (formerly known as NBD Bank)


         By:  Donna M. Boris

              Its: Vice President





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                      [THIRD AMENDMENT TO CREDIT AGREEMENT]